Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

August 5, 2019

Allakos Inc.

975 Island Drive, Suite 201

Redwood City, California 94065

Ladies and Gentlemen:

We have acted as counsel to Allakos Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to shares of common stock of the Company $0.001 par value per share (“Common Stock”). The shares of Common Stock may be issued and sold or delivered from time to time for an indeterminate aggregate initial offering price.

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us

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as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any shares of Common Stock and the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company or a duly authorized committee thereof (such agreement the “Securities Agreement”), will be the valid and legally binding obligation of each party thereto other than the Company. We also have assumed that, with respect to the issuance of any shares of Common Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of each of the applicable Securities Agreement and the shares of Common Stock, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and such Securities Agreement will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Securities Agreement and such shares of Common Stock will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, assuming there shall not have been any change in such law affecting the validity or enforceability of such Securities Agreement and such shares of Common Stock) and (3) the execution, delivery, issuance and performance, as applicable, by the Company

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of such Securities Agreement and such shares of Common Stock (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company or and (b) will comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that with respect to the shares of Common Stock, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the shares of Common Stock and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of the shares of Common Stock, upon payment therefor in accordance with the applicable Securities Agreement and otherwise in accordance with the provisions of such Securities Agreement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and the Delaware General Corporation Law, the shares of Common Stock will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP